TRANSFER AGENT AGREEMENT


      THIS AGREEMENT is made and entered into this 15th day of July, 2003, by and between Conestoga Funds (the "Trust"), a Delaware statutory trust having its principal place of business at Five Tower Bridge, 300 Barr Harbor Drive, Suite 500, West Conshohocken, PA 19428, Mutual Shareholder Services, LLC, a Delaware Limited Liability Company ("MSS") and Conestoga Capital Advisors, LLC, Pennsylvania Limited Liability Company (the "Adviser") (collectively, the "Parties").

                                    RECITALS:

      A. The Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act") and authorized by its Trust Instrument and Bylaws to issue separate series of shares representing interests in separate investment portfolios which are identified on Exhibit "B" attached hereto and which Exhibit "B" may be amended from time to time by mutual agreement of the Parties; and

      B. MSS is a company experienced in providing transfer agency services to mutual funds and possesses facilities sufficient to provide such services; and

      C. The Trust desires to appoint MSS as its transfer agent and dividend disbursing and redemption agent, and MSS desires to accept such appointment.

                                   AGREEMENTS:

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.    DUTIES OF MSS.

      1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints MSS to act, and MSS agrees to act, as transfer agent for the Trust's authorized and issued shares of beneficial interest of each class of each portfolio of the Trust (the "Shares"), and as dividend disbursing and redemption agent for the Trust.

      1.02  MSS agrees that it will perform the following services:

            (a) In accordance with procedures established from time to time by agreement between the Trust and MSS, MSS shall:

               (i) Receive for  acceptance,  orders for the  purchase of Shares, and promptly deliver payment and appropriate documentation therefore to the

            Custodian of the Trust authorized by the Board of Trustees of the Trust (the "Custodian");

              (ii) Pursuant to purchase orders,  issue the appropriate number of
            Shares and hold such Shares in the appropriate Shareholder account;

             (iii) Receive for  acceptance  redemption  requests and  redemption directions and deliver the appropriate documentation therefore to the Custodian;

              (iv) At the  appropriate  time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

               (v) Effect  transfers of Shares by the registered  owners thereof upon receipt of appropriate instructions;

              (vi) Prepare and transmit payments for dividends and distributions declared by the Trust;

             (vii) Maintain  records of account for and advise the Trust and its
            Shareholders as to the foregoing;

             (vii) Provide necessary and reasonable access to properly authorized federal examiners so that they can obtain all necessary information and records relating to the AML Program and to inspect MSS's implementation and operation of the AML Program; and

            (viii) Record the issuance of shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. MSS shall also provide the Trust on a regular basis with the total number of shares which are authorized, issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Trust.

            (b) In addition, MSS shall perform all of the customary services of a transfer agent, dividend disbursing and redemption agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes for U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable


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


      transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and a system and reports which will enable the Trust to monitor the total number of Shares sold in each State.

      Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and MSS.

2.    FEES AND EXPENSES

      2.01 In consideration of the services to be performed by MSS pursuant to this Agreement, the Adviser agrees to pay MSS, on behalf of the Trust, the fees set forth in the fee schedule attached hereto as Exhibit "A".

      2.02 In addition to the fee paid under Section 2.01 above, the Adviser agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by MSS at the request of the Trust and with the consent of the Adviser will be reimbursed by the Adviser.

      2.03 The Adviser agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to MSS by the Adviser at least seven days prior to the mailing date of such materials.

3.    REPRESENTATIONS AND WARRANTIES OF MSS

      MSS represents and warrants to the Trust that:

      3.01 It is a Limited Liability Company duly organized and existing and in good standing under the laws of the State of Delaware.

      3.02 It is duly qualified to carry on its business in the State of Ohio.

      3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

      3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

      3.06 MSS is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

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

4.    REPRESENTATIONS AND WARRANTIES OF THE FUND

      The Trust represents and warrants to MSS that:

      4.01 It is a statutory Trust duly organized and existing and in good standing under the laws of Delaware.

      4.02 It is empowered under applicable laws and by its Trust Instrument to enter into and perform this Agreement.

      4.03 All corporate proceedings required by said Trust Instrument have been taken to authorize it to enter into and perform this Agreement.

      4.04 It is an open-end and diversified management investment company registered under the 1940 Act.

      4.05 A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.    INDEMNIFICATION

      5.01 MSS shall not be responsible for, and the Trust shall indemnify and hold MSS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

            (a) All actions of MSS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

            (b) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, gross or ordinary negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

            (c) The reliance on or use by MSS or its agents or subcontractors of information, records and documents which (i) are received by MSS or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

            (d) The reliance on, or the carrying out by MSS or its agents or subcontractors of, any instructions or requests of the Trust.


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

            (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

      5.02 MSS shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by MSS as a result of MSS's lack of good faith, negligence or willful misconduct.

      5.03 At any time MSS may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by MSS under this Agreement, and MSS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the written opinion of such counsel. MSS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided MSS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. MSS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

      5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes so long as appropriate actions have been taken to mitigate said damages including, but not limited to, adoting and iimplementing a reasonable disaster recovery program.

      5.05 Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

6.    COVENANTS OF THE FUND AND MSS


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

      6.01 The Trust shall promptly furnish to MSS a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of MSS and the execution and delivery of this Agreement.

      6.02 MSS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices. In addition, MSS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's request, MSS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. MSS represents and warrants that the various procedures and systems which MSS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records and other data of the Trust, and MSS' records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder. 6.03 MSS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, as amended, and the Rules thereunder, MSS agrees that all such records prepared or maintained by MSS relating to the services to be performed by MSS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

      6.04 MSS and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

      6.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, MSS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. MSS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Trust of any unusual request to inspect or copy the shareholder records of the Trust or the receipt of any other unusual request to inspect, copy or produce the records of the Trust.

      6.06 MSS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of MSS relating to the services provided by MSS under this Agreement.

      6.07 MSS agrees that all nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to MSS, or collected or retained by MSS in the course of performing its duties as transfer agent shall be considered confidential information. MSS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of MSS except at the direction of the Trust or as required or permitted by law. MSS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to MSS that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide MSS with a copy of that statement annually.

7.    TERM OF AGREEMENT

      7.01 This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years; provided, however, that each party to this Agreement has the option to terminate the Agreement without penalty, upon 60 days prior written notice.

      7.02 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

8. Anti-Money Laundering.

            The Trust acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to MSS, as provided below. In compliance with the Applicable AML Laws, the Trusts has adopted an anti-money laundering program (the "Trust AML Program") which permits the Trust to delegate by contract the implementation and operation of the program to those primary service providers on which the Trust will have to rely to meet its obligations under the Applicable AML Laws.

            The Trust hereby delegates to MSS the performance, on behalf of the Trust, of the AML Services set forth in Schedule A as concerns the shareholder accounts maintained by MSS pursuant to this Agreement. MSS agrees to the foregoing delegation and agrees to perform the delegated services in accordance with the Trust AML Program. In connection therewith, MSS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act.

            The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that the Trust AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

            In connection with the foregoing delegation, the Trust also acknowledges that the performance of the anti-money laundering services enumerated in Schedule A involves the exercise of discretion, which in certain circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the Trust AML Program authorizes the taking of certain actions, MSS is granted the discretion to take any such action as may be authorized, and consultation with the Trust shall not be required in connection therewith unless expressly required by the Trust AML Program, and (ii) the Trust instructs MSS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

            The Trust represents and warrants that (a) the Trust has adopted the Trust AML Program, and has appointed the Trust's AML Compliance Officer, who is an officer of the Trust; (b) the Trust AML Program and the designation of the AML Compliance Officer have been, or will be at the next scheduled meeting of the Board, approved by the Board; (c) the delegation of certain services thereunder to MSS, as provided above, has been, or will be at the next scheduled meeting of the Board, approved by the Board; and (d) the Trust will submit any material amendments to the Trust AML Program to MSS for MSS' review. Any amendment that would have a material impact upon the AML Services to be rendered by MSS or the responsibilities of MSS shall be subject to approval by MSS prior to adoption. The Trust's AML Compliance Officer need not be an officer of the Trust if not required by applicable laws and regulations.

            MSS represents and warrants to the Trust that it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients, and that its policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Amendment.

            MSS shall grant reasonable access to the Trust, the AML Compliance Officer, and regulators having jurisdiction over the Trust, to the books and records maintained by MSS as the same relates to the AML Services performed hereunder on behalf of the Trust. Records may be edited or redacted to maintain confidentiality of materials related to other clients of MSS. MSS shall make its relevant personnel available to meet with the Board concerning the AML Services at least annually or at such other internals as may be reasonably necessary or appropriate.

8.    MISCELLANEOUS

      8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      8.02 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

      8.03 The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions here in, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      8.04 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      8.05 All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

      To the Trust:

      Conestoga Funds
      Five Tower Bridge
      300 Barr Harbor Drive, Suite 560
      West Conshohocken, PA  19428
      Attention: W. Christopher Maxwell
      Chairman and CEO

      with a copy to:

      Kramer Levin Naftalis & Frankel LLP
      919 Third Avenue
      New York, NY  10022
      Attention:  S. Elliott Cohan, Esq.

      To MSS:

      Mutual Shareholder Services
      8869 Brecksville Road, Suite C
      Brecksville, OH 44141

      8.06 A copy of the Trust's Certificate of Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Trust.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Conestoga Funds:                    Mutual Shareholder Services, LLC:


By: /s/ W. C. Maxwell               By: /s/ Gregory B. Getts
   ----------------------------        -----------------------------------
Its: CEO                            Its: President
    ---------------------------          ---------------------------------

Conestoga Capital Advisors, LLC:


By: /s/ Wm C. Martindale Jr.
    -------------------------------
Its:
    -------------------------------

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

                                   SCHEDULE A

            Services to be Performed Under Section 8 of the Agreement

o     Verify shareholder identity upon opening new accounts.

o Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

o Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

o Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

o Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

o Arrange for periodic reviews, at least annually, to be performed by internal auditors or other auditors chosen by InCap concerning the InCap operations related to the AML Services.

o     Perform such other related services as are required by the AML Program.

o Provide a report to the Trust's AML Compliance Officer to the following effect pertaining to the AML Services rendered by InCap hereunder during such quarterly period:

            o performed good order review for all new and reregistered accounts;

            o performed acceptance review for all monetary instruments received;

            o administered signature guarantee policy in accordance with prospectus requirements;

            o administered escrow hold policy in accordance with prospectus requirements;

            o     verified customer address changes;

            o verified customer identification for all new accounts and all name changes on existing accounts;

            o monitored all purchase transactions made with cash equivalents totaling in excess of $10,000, resulting in the filing of Form 8300 reports during the period. The Trust does not accept cash or currency;

            o monitored all accounts for suspicious activity resulting in the filing of Form SAR reports during the period;

            o     reviewed   shareholder   names   against  lists  of  suspected
                  terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of accounts during the period;

            o created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds;

            o maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Trust's anti-money laundering program for all MSS transfer agent services.



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

                                    EXHIBIT A
Current Mutual Shareholder Services billing system:

Accounting Fees *

If average value of fund
is between the following            Yearly Fee                Monthly Fee
            -   25,000,000            21,000                         1,750
   25,000,000   50,000,000            30,500                         2,542
   50,000,000   75,000,000            36,250                         3,021
   75,000,000  100,000,000            42,000                         3,500
  100,000,000  125,000,000            47,750                         3,979
  125,000,000  150,000,000            53,500                         4,458
  150,000,000       -                 59,250                         4,938

Shareholder Servicing Fees *

      11.50 annual fee per sharholder with a
            min of $775.00 charge per month

Blue Sky Servicing Fees

      100.00 per state per filing

Calculated monthly charges for the Fund

                                               Value       Approx.
                                                        Monthy Fee
Approximate Fund Size                      2,000,000         1,750
No of Shareholders                                45           775
Blue Sky States                                    -             -
                                                             -----
                                                             2,525
                            Less discount 60%*              -1,515
                            New Fund Discount**               -150
                                                             -----
                            Discounted fee                     860

                            Annual Fee                      10,320

*Discount calculated as follows:
       Discount         Net assets of Fund
            65%      -           1,500,000
            60%   1,500,000      2,000,000
            55%   2,000,000      2,500,000
            50%   2,500,000      3,000,000
            40%   3,000,000      4,000,000
            35%   4,000,000      5,000,000
            30%   5,000,000      6,000,000
            25%   6,000,000      7,000,000
            20%   7,000,000      8,000,000
            15%   8,000,000      9,000,000
            10%   9,000,000     10,000,000
             0%  10,000,000       -

**    Good for first 12 months of contract



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

                                    EXHIBIT B


Conestoga Small Cap Fund











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